EXHIBIT 10.1

_____________, 2007

Fred Spivak

[Address]

[Address]

Dear Fred:

As part of your employment offer, Lenox Group Inc. (“LGI” or the “Company”) is pleased to offer you protection, as outlined in this letter agreement (“Agreement”), in the event of a Change in Control, as defined in Section 4(c) below.

1.     Term of Agreement. The Term of this Agreement shall commence on the date of this letter (the “Effective Date”) and end on the third anniversary of such date (the “Original Term”). The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either of us notifies the other in writing that you or we are electing to terminate this Agreement at the end of the then current Term. “Term” shall mean the Original Term and all Renewal Terms. If a Change in Control occurs during the Term, the Term shall not expire earlier than one year from the date of the Change in Control.

2.	Entitlement to Severance Benefits.

In the event of a Change in Control in which your employment terminates under the circumstances specified below (a “Termination”), you will be eligible to receive 18 months of salary and benefits continuation (“Cash Severance Benefit”), conditioned upon your execution of a release in the form attached as Exhibit A to this Agreement. Upon the Company’s receipt of such release executed by you, the Company will provide to you an executed copy of the release attached as Exhibit B to this Agreement.

A Termination shall occur and the Cash Severance Benefit shall be payable only if your employment Termination occurs without Cause or for Good Reason (other than due to death, disability or retirement at or after age 65), in either case within one year following a Change in Control.

3.	Payment of Equivalent Value of Unvested Performance Shares.

In the event of a Change in Control in which your outstanding performance share grant(s) do not fully vest, the Company will pay or distribute to you the cash or stock equivalent value of the unvested portion(s) of said performance share grant(s), based on the same valuation methodology utilized by the Compensation Committee for your vested performance shares pursuant to the 2004 Stock Incentive Plan and Agreement(s) for Performance Shares signed by you and the Company. Given that this benefit is not available to other employees, you understand that any payment/distribution made hereunder is in lieu of any “success,” “retention,” and/or “severance” programs available to employees of the Company in the event of a Change in Control.

4.         Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

(a)        “Base Salary” means the annualized rate of pay in effect on the Termination Date; provided that, if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction.

(b)        “Cause” shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts LGI’s financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts LGI’s financial condition or reputation, or (iii) you violate Section 5 of this Agreement prior to Termination and that is the sole basis for your involuntary Termination.

(c)        A “Change in Control” shall be deemed to occur upon any of the events set forth in Section 2(b) of the 2004 Stock Incentive Plan, subject to all of the qualifications and limitations in said Section 2(b).

(d)        “Confidential Information” shall mean all information concerning the business of LGI relating to any of its products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of “Confidential Information” is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding LGI’s business or industry properly acquired by you in the course of your career as an employee in LGI’s industry and independent of your employment by LGI. For this purpose, information known or available generally within the trade or industry of LGI shall be deemed to be known or available to the public.

(e)        “Good Reason” shall mean your separation from employment at the Company based upon one or more of the following events (except as a result of a prior Termination): (i) any material change (except a change in reporting relationship) in your position, responsibilities or assignment of duties materially inconsistent with your status prior to the Change of Control; (ii) any material decrease in your Base Salary, target annual incentive or long term incentive award opportunity, or equity grants; (iii) any material breach of the terms of this Agreement by LGI after receipt of written notice from you and a reasonable opportunity to cure such breach; (iv) LGI fails to obtain any successor entity’s assumption of its obligations to you hereunder; or (v) upon relocation of you to a location more than 50 miles from our current offices.

(f)        “Separation From Service” shall have the meaning as set forth in Section 409A of the Code and the regulations and guidance issued thereunder.

(g)        “Termination” shall mean a “Separation From Service” as such phrase is defined above.

(h)        “Termination Date” shall mean the date on which there is a Termination.

5.	Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a)        During the Term and thereafter, you shall not, without LGI’s prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so ordered, you shall give prompt written notice to LGI sufficient to allow LGI the opportunity to object to or otherwise resist such order.

(b)        During the Term and for a period of 24 months thereafter, you shall not, without LGI’s prior written consent, solicit for employment, whether directly or indirectly, any person who at the time is employed by LGI or any affiliate.

(c)        You agree that, during the Term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to LGI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

6.         Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to LGI’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, LGI shall continue payment of all amounts and benefits due you hereunder.

7.         Effect of Agreement on Other Benefits; Complete Agreement. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate. This is the entire agreement between you and LGI with respect to, and supersedes all prior arrangements concerning, the subject matter of this Agreement.

8.         Not an Employment Agreement. This Agreement is not a contract of employment between you and LGI. LGI may terminate you at any time, with or without cause, and you have the right to leave the Company at any time, with or without cause.

9.         Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns.

10.        Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Delaware without reference to principles of conflict of laws.

11.        Tax Compliance. Notwithstanding anything to the contrary herein, if either LGI or you determine in good faith that any payment or benefit due to you under this Agreement is subject to Section 409A(a)(2)(B)(i) of the Code, as amended (the six month distribution delay requirement for certain payments to key employees of publicly traded companies), such payment or benefit shall not be made or provided sooner than permitted under such Section 409A(a)(2)(B)(i) of the Code and shall be made or provided on the date that is the first business day after the date that is six months after the date of Separation From Service. LGI shall consult with you before making any such determinations.

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to LGI.

LENOX GROUP INC.
By:

Accepted:

Fred Spivak